                                                     Registration No. 333--
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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                         ---------------------------

                                   FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                         ---------------------------

                             BLYTH INDUSTRIES, INC.
               (Exact name of Registrant as specified in charter)
         Delaware                          3999                 36-2984916
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


                              100 Field Point Road
                         Greenwich, Connecticut  06830
                                 (203) 661-1926
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         ---------------------------

                               Robert B. Goergen
                Chairman, Chief Executive Officer and President
                             Blyth Industries, Inc.
                             100 Field Point Road
                         Greenwich, Connecticut  06830
                                 (203) 661-1926
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ---------------------------
                                   Copies to:
           Bruce D. Kreiger, Esq.             Harold B. Finn III, Esq.
           Blyth Industries, Inc.             Finn Dixon & Herling LLP
           100 Field Point Road               One Landmark Square
           Greenwich, Connecticut  06830      Stamford, Connecticut  06901

                         ---------------------------

    Approximate date of commencement of the proposed sale to the public: From time to time after the Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ---------------------------

                        CALCULATION OF REGISTRATION FEE

                                                 Proposed Maximum    Proposed Maximum
Title of Each Class of       Amount to be        Offering Price      Aggregate Offering
Securities to be Registered   Registered         Per Share(1)           Price(1)              Amount of Registration Fee
---------------------------  ------------        ----------------    ------------------       --------------------------
Common Stock, par value
 $.02 per share ...........  1,710,746 shares      $26.5625            $45,441,690.63                $13,770.21

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based upon the average of the high and low prices of the Common Stock of the Registrant on the New York Stock Exchange on October 8, 1997.
                         ---------------------------

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

PROSPECTUS

                               1,710,746 Shares

                             BLYTH INDUSTRIES, INC.

                                 Common Stock

    All of the 1,710,746 shares (the "Shares") of Common Stock, par value $0.02 per share (the "Common Stock"), of Blyth Industries, Inc. (the "Company") being offered hereby are being offered by the Selling Stockholders named below. The Shares were issued in connection with the acquisition by the Company of Endar Corp. The Company is registering the sale of the Shares pursuant to the Registration Rights Agreement described under "Plan of Distribution." See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

    The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "BTH." On October 9, 1997, the last reported sales price of the Common Stock on the NYSE was $26-3/16 per share.

    See "Risk Factors" on page 2 for a discussion of certain risk and other factors that should be considered by prospective investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.


     No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $30,000. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares which are sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company. The Shares may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Under the Registration Rights Agreement described below under "Plan of Distribution," the Selling Stockholders have agreed to sell the Shares offered hereby only to or through Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") (so long as DLJ charges market competitive rates and provides reasonable execution for the transaction in question). Sales may be made on the New York Stock Exchange or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Act. See "Plan of Distribution."

                              October 10, 1997

                                  THE COMPANY

    Blyth Industries, Inc. designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, outdoor citronella candles, potpourri and other home and auto fragrance products, and markets a broad range of related accessories and decorative gift bags. These products are sold under various brand names, including the names Ambria-TM-, Candle Corporation of America-Registered Trademark-, Canterbury-TM-, Carolina Designs-TM-, Colonial Candle of Cape Cod-Registered Trademark-, Eternalux-Registered Trademark-, FilterMate-TM-, Florasense-Registered Trademark-, Jeanmarie Creations-Registered Trademark-, Mrs. Baker's Original Recipe-Registered Trademark-, and PartyLite Gifts-Registered Trademark-. The Company markets its products through a wide variety of distribution channels, including a network of sales representatives and home party plan consultants serving the consumer market and distributors serving the food service market and the religious market. Consumable products, which include candles, scented candles, outdoor citronella candles, potpourri, other fragrance products and decorative gift bags, account for approximately 65% of the Company's net sales and candle accessories account for the balance of net sales. The Company believes that it is a leading supplier in the candle industry based on net sales and the breadth of distribution channels served.

    The Company's net sales have grown substantially in the last 5 years, with internal growth and acquisitions contributing approximately 90% and 10%, respectively, to such growth. Internal growth has been generated by increased sales to the consumer market (including increased sales of acquired product lines), the introduction of new products and product line extensions and geographic expansion.

    The Company has completed numerous acquisitions and investments since its formation in 1977, and has successfully integrated the acquired businesses and product lines into the Company's operations. In February 1996, the Company entered into a strategic partnering arrangement with Hallmark Cards, Incorporated, pursuant to which the Company acquired the Canterbury candle product line and related manufacturing equipment and agreed to provide candles and candle accessories to certain Hallmark stores and other accounts.
 In December 1996, the Company acquired New Ideas International, Inc., a manufacturer of home and auto fragrance products, including FilterMate, a scented accessory for home heating and air conditioning systems. On May 20, 1997, the Company acquired Endar Corp., a manufacturer of potpourri, scented candles and other fragrance products. On September 30, 1997, the Company entered into an agreement to acquire the portable heating fuel business, including the Sterno-Registered Trademark- and Handy Fuel-Registered Trademark-brand names, from a division of Colgate-Palmolive Company. The purchase includes the related manufacturing and distribution facilities in Texarkana, Texas. The transaction, to be accounted for as a purchase, is valued at approximately $70 million in cash and is expected to close by year-end pending the satisfaction of certain conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company does not expect the transaction to have a material impact on its financial results for the year ending January 31, 1998. The Company intends to utilize a portion of the proceeds of a replacement credit facility to finance some or all of the purchase price. The Company is presently negotiating the terms of such a
facility.    Finally, in recent years, the Company has also increased its equity ownership of 2 European candle manufacturers, Colony Gifts and Eclipse Candles, to 50% and 75%, respectively, and has certain rights to acquire the remaining equity.

    The business strategy of the Company has evolved into a strategy focusing on the broad category of home fragrance and candle products. This strategy flows from the Company's belief that customers "wardrobe" their homes through the use of candles, potpourri and other fragrance products in different fragrances, colors and forms. As a result of this, the Company believes that candles and potpourri are replacing scented air-freshener products. The Company's strategy is to sell high-quality fragrance and candle products, with a primary focus on the United States and international consumer markets, which provides greater opportunities for growth and product differentiation and higher profit margins than do other markets for fragrance and candle products. The Company believes that increased expenditures on the home and garden, increased emphasis on home entertaining and home fragrance and the gain in popularity of traditional, natural -- and now scented -- products have resulted in growth in demand for candles and related products and, recently, scented products. The Company's operating strategy has been, and will continue to be, to focus on the consumer market, to grow through new product development and geographic expansion, to market its products through all major domestic distribution channels with product offerings tailored to the requirements of each channel, to emphasize customer service, to realize efficiencies and cost improvements in manufacturing and distribution and to grow through international expansion and acquisitions. The Company has been successful in identifying new product opportunities to balance its sales and operating results throughout the fiscal year. The Company has identified international expansion as a key opportunity for future growth.

    Unless otherwise indicated, all references in this Prospectus to the Company refer to Blyth Industries, Inc., a Delaware corporation incorporated in 1977, and its subsidiaries. The Company's principal executive offices are located at 100 Field Point Road, Greenwich, Connecticut 06830 and its telephone number is (203) 661-1926.

                                 RISK FACTORS

    Prospective purchasers of the Common Stock offered hereby should carefully consider the following factors, in addition to the information contained elsewhere in this Prospectus, in evaluating an investment in the Common Stock.

Risk of Inability to Maintain Growth Rate

    The Company has grown substantially in recent years. The Company expects that its future growth will continue to be generated primarily by sales to the faster growing consumer market, rather than the food service and religious markets, which have grown more slowly than the consumer market and which the Company expects will continue to do so. The Company believes that its ability to continue to grow at a rate comparable to its historic growth rate will depend on continuing market acceptance of its existing products, the successful development and introduction of new products, the increase in production and distribution capacity to meet demand and the continued successful implementation of its strategy. The candle industry is driven by consumer tastes. Accordingly, there can be no assurance that the Company's existing or future products will maintain or achieve market acceptance. Although the Company's strategy has been successful to date, the Company expects that, as the Company grows, it will become more difficult to maintain its growth rate. In addition, the Company has grown in part through acquisitions and there can be no assurance that the Company will be able to continue to identify suitable acquisition candidates, to consummate acquisitions on terms favorable to the Company, to finance acquisitions or to successfully integrate acquired operations. No assurance can be given that the Company will continue to grow at a rate comparable to its historic growth rate.

Ability to Respond to Increased Product Demand

    The Company's continuing and significant internal growth has necessitated increases in personnel, expansion of its production and distribution facilities and enhancement of its management information systems. The Company's ability to meet future demand for its products in a timely and efficient manner will be dependent upon its success in (1) training, motivating and managing new employees, including a number of new senior managers, (2) bringing new production and distribution facilities on line in a timely manner, (3) improving management information systems in order to continue to be able to respond promptly to customer orders and (4) improving its ability to forecast anticipated product demand in order to continue to fill customer orders promptly. If the Company were unable to meet future demand for its products in a timely and efficient manner, its operating results could be materially adversely affected.

Risks Associated with International Sales and Foreign-Sourced Products

    The Company sources a portion of its candle accessories and decorative gift bags (which together accounted for approximately 35% of the Company's net sales in fiscal 1997) from independent manufacturers in the Pacific Rim, Europe and Mexico. In addition, since 1990, the Company's international business has grown at a faster rate than sales in the United States, and international net sales now represent approximately 15% of the Company's net sales. The Company is subject to the following risks inherent in foreign sales and manufacturing: fluctuations in currency exchange rates; economic and political instability; transportation delays; difficulty in maintaining quality control; restrictive actions by foreign governments; nationalizations; the laws and policies of the United States affecting importation of goods (including duties, quotas and taxes); and trade and foreign tax laws.

Dependence on Key Management Personnel

    The Company's success depends to a significant degree upon the continued contributions of its key management personnel, particularly its Chairman, Chief Executive Officer and President, Robert B. Goergen. The Company does not have employment contracts with any of its key management personnel, nor does the Company maintain any key person life insurance policies. The loss of any of the Company's key management personnel could have a material adverse effect on the Company.

Competition

    The Company's business is highly competitive, both in terms of price and new product introductions. The candle and fragrance products industry is highly fragmented, with numerous suppliers serving 1 or more of the distribution channels served by the Company. The Company believes that it is the only supplier of candles serving the breadth of distribution channels that it serves. The Company's principal competitors include The Yankee Candle Company, Inc., which supplies department and gift stores and specialty chains and which also operates retail stores, and Candle Lite (a unit of Lancaster Colony Corporation), which is the leading supplier of candles to mass merchants. The Company's potpourri competitors include Aromatique, Inc., Tsumura International, Inc. and Seasons, Inc. In addition, S. C. Johnson & Son, Inc.'s candles under the Off! and Glade brand names compete with the Company's citronella and scented candle products. Similarly, other manufacturers of fragrance products (such as Dial Corporation's Renuzit line of fragrance products) compete with the Company's scented candle products, potpourri and home fragrance products. Because there are relatively low barriers to entry to the candle and fragrance products industry, the Company may face future competition from other companies, which may have substantially greater financial and marketing resources than those available to the Company. From time to time during the year-end holiday season, the Company experiences competition from candles manufactured in foreign countries, particularly China. In addition, certain of the Company's competitors focus on a particular geographic or single-product market and attempt to gain or maintain market share solely on the basis of price.

Possible Volatility of Stock Price

    The market price of the Common Stock has fluctuated substantially in recent months. The price of the Common Stock may be subject to fluctuations in the future in response to operating results, general market movements and other factors. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

Stock Ownership of and Control by Management

    Robert B. Goergen, the Chairman, Chief Executive Officer and President of the Company, beneficially owns approximately 14,426,972 shares of the outstanding Common Stock. Accordingly, although Mr. Goergen does not own a majority of the outstanding Common Stock, he will continue to be the largest single stockholder and therefore will have the ability effectively to control the management and affairs of the Company. The directors and executive officers of the Company as a group, including Mr. Goergen, beneficially own 17,500,224 shares of the outstanding Common Stock. If such persons vote their shares of Common Stock in the same manner, they will have, as a practical matter, sufficient voting power to elect the entire Board of Directors of the Company, and, in general, to determine the outcome of any corporate transactions or other matters submitted to the stockholders for approval, including mergers and sales of assets, and to prevent, or cause, a change in control of the Company. Also, because of their positions as executive officers and directors of the Company, such persons will have the ability, if they act together, generally to direct the business, affairs and operations of the Company.

Shares Eligible for Future Sale

    As of October 1, 1997, 49,071,631 shares of Common Stock were outstanding, including over 31.4 million shares of Common Stock (which includes the 1,710,746 shares of Common Stock offered in the offering made hereby (the "Offering")) that are tradeable in the public market without restriction unless purchased by affiliates of the Company. Sales of a substantial number of shares of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.

Anti-Takeover Provisions

    The Company's Restated Certificate of Incorporation and Restated By-laws and the Delaware General Corporation Law contain provisions which may delay or prevent, or make more costly, a change in control of the Company or the replacement of incumbent management.

Dividends

    The Company does not intend to pay cash dividends on the Common Stock for the foreseeable future. The Company intends to retain future earnings for reinvestment in its business.

Safe Harbor for Forward-Looking Statements

    The Company is including the following cautionary statement in this Prospectus to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Certain statements contained in, or incorporated by reference in, this Prospectus are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The forward-looking statements contained in, or incorporated by reference in, this Prospectus include all statements which are not statements of historical fact and are identified by the words "believe," "expect," "anticipate," "project" and similar expressions. The forward-looking statements contained in, or incorporated by reference in, this Prospectus are based on various assumptions, many of which are based, in turn, upon further assumptions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. The risk factors set forth above and other factors and matters discussed elsewhere in this Prospectus and in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1997 Annual Report on Form 10-K, which is incorporated by reference herein, are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Prospectus.

                            SELLING STOCKHOLDERS

    The Selling Stockholders listed below received their shares of Common Stock in connection with the Company's acquisition of Endar Corp., a California corporation ("Endar"), by way of a merger (the "Merger") of a wholly owned subsidiary of the Company with and into Endar. The information set forth below and under "Plan of Distribution" is based upon information provided by the Selling Stockholders. The Selling Stockholders may sell all,
some or none of the Shares being offered.   Each of the Selling Stockholders
was a shareholder and/or warrantholder of Endar, but, except as indicated below, has not had within the past 3 years any material relationship with the Company or any of its predecessors or affiliates.

    In connection with the Merger and pursuant to the terms of a Registration Rights Agreement (the "Registration Rights Agreement"), dated as of May 20, 1997, among the Company and the Selling Stockholders, the Company agreed to use its best efforts to register the Common Stock issued to the Selling Stockholders for offer or sale to the public. The registration of the Shares, however, does not necessarily mean that all or any of the Shares will be sold by the Selling Stockholders. Each Selling Stockholder has agreed in the Registration Rights Agreement to refrain from selling 45% of the Shares offered hereby by each such Selling Stockholder until the second calendar day after the Company files its Quarterly Report on Form 10-Q for its fiscal quarter ended October 31, 1997.


                                                                               Number of Shares         Percentage
                             Number of Shares         Maximum Number           of Common Stock          Ownership
                             of Common Stock          of Shares To Be          to be Beneficially       After
                             Beneficially             Offered by Selling       Owned After              Completion Of
                             Owned Prior to           Stockholder as part      Completion of the        the Offering
Selling Stockholder          Offering (1)             of the Offering          Offering (1), (2)        (1), (2), (3)
-------------------          ----------------         -------------------      ------------------       --------------
Ennio V. Racinelli (4),          651,788                     586,618                  65,170                    *
Trustee of the Ennio
V. Racinelli and
Darlene Racinelli Trust

Judy Lobensommer                 113,538                     102,187                  11,351                    *
Roberts

Terry L. Cutter (4),             156,356                     140,722                  15,634                    *
Trustee of the Cutter
Family Trust

Stephen C. Scheele (4)           140,953                     126,861                  14,092                    *

Gregory E. Presson                11,002                       9,003                   1,999                    *

Andre D. Guardi                    2,283                       2,055                     228                    *


                                                                               Number of Shares         Percentage
                             Number of Shares         Maximum Number           of Common Stock          Ownership
                             of Common Stock          of Shares To Be          to be Beneficially       After
                             Beneficially             Offered by Selling       Owned After              Completion Of
                             Owned Prior to           Stockholder as part      Completion of the        the Offering
Selling Stockholder          Offering (1)             of the Offering          Offering (1), (2)        (1), (2), (3)
-------------------          ----------------         -------------------      ------------------       --------------


George Eadington,                2,755                       2,481                    274                       *
Trustee of the
Eadington, Merhab &
Eadington Profit
Sharing Plan Trust

George Eadington,               20,331                      18,302                  2,029                       *
Trustee of the George
Eadington and Mary
D. Eadington Family
Trust

Marlan M. Merhab,
Trustee of the Merhab
Family Trust                    10,986                       9,888                  1,098                       *

Rosemary Ruiz,                  33,944                      30,553                  3,391                       *
Trustee of the
Rosemary Ruiz
Revocable Trust

Ermalinda Diaz,                 33,945                      30,554                  3,391                       *
Trustee of the
Ermalinda Diaz
Revocable Trust

Michael F. McCoy                 5,221                       4,699                    522                       *

Michael F. McCoy,               18,053                      16,249                  1,804                       *
Trustee of the McCoy
1988 Inter Vivos Trust

David Roberts                      950                         856                     94                       *

Richard W. Truelick             35,976                      32,379                  3,597                       *

Silicon Valley Bancshares        9,086                       8,179                    907                       *

Patricia Chacon                  6,230                       5,608                    622                       *

John and Richelle                2,491                       2,242                    249                       *
Chacon

L.H. Friend, Weinress           10,051                       9,046                  1,005                       *
& Frankson, Inc.


                                                                               Number of Shares         Percentage
                             Number of Shares         Maximum Number           of Common Stock          Ownership
                             of Common Stock          of Shares To Be          to be Beneficially       After
                             Beneficially             Offered by Selling       Owned After              Completion Of
                             Owned Prior to           Stockholder as part      Completion of the        the Offering
Selling Stockholder          Offering (1)             of the Offering          Offering (1), (2)        (1), (2), (3)
-------------------          ----------------         -------------------      ------------------       --------------

Triumph California -           635,847                      572,264                63,583                       *
Limited Partnership, A
California Limited
Partnership


* Less than 1 percent

(1) The Selling Stockholders have sole voting and investment power with respect to all Shares beneficially owned by him, her or it, subject to community property laws, where applicable.

(2) Assumes the sale of all the Shares offered hereby.

(3) Based upon 49,071,631 shares of Common Stock outstanding on October 1, 1997.

(4) Presently an employee and/or officer of a subsidiary of the Company.

                         ---------------------------

                               USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares offered hereby.


                             PLAN OF DISTRIBUTION

    The Shares may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale.
 Under the Registration Rights Agreement, the Selling Stockholders have agreed to sell the Shares offered hereby only to or through DLJ (so long as DLJ charges market competitive rates for the transaction in question and provides reasonable execution for the transaction in question). Sales may be made on the New York Stock Exchange or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may from time to time enter into short sales and use the Shares to cover such short positions. The Selling Stockholders will effect such transactions by selling Shares to or through DLJ (so long as DLJ charges market competitive rates for the transaction in question and provides reasonable execution for the transaction in question), and DLJ (or any other brokers or other agents permitted pursuant to the terms of the Registration Rights Agreement) may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the shares for whom DLJ or such other brokers or agents may act as agents or to whom they sell as principal or both. The Selling Stockholders and any persons who participate in the distribution of the Shares may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any discounts, commissions or concessions provided pursuant to the sale of Shares by them might be deemed to be underwriting discounts and commissions under the Act. In addition, any Shares covered by this Prospectus which qualify for resale pursuant to Rule 144 promulgated under the Act may be resold pursuant to Rule 144 rather than pursuant to this Prospectus.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company has agreed in the Registration Rights Agreement to register the shares of Common Stock received by the Selling Stockholders under applicable federal securities laws under certain circumstances and at certain times. Pursuant to the Registration Rights Agreement, the Company has filed a registration statement related to the Shares offered hereby and has agreed to keep such registration statement effective until the earlier of (i) the date on which the Selling Stockholders may resell shares of Common Stock received by them in the Merger pursuant to Rule 144 (May 20, 1998) and (ii) the completion of the sale of all of the shares of Common Stock registered thereunder. Each Selling Stockholder has agreed in the Registration Rights Agreement to refrain from selling 45% of the Shares offered hereby by each such Selling Stockholder until the second calendar day after the Company files its Quarterly Report on Form 10-Q for its fiscal quarter ended October 31, 1997.

    The Company will pay substantially all of the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions, concessions and discounts) are estimated to be $30,000. The Registration Rights Agreement provides for cross-indemnification of the Selling Stockholders and the Company to the extent permitted by law for certain liabilities, including liabilities arising under the Act.

    There is no assurance that the Selling Stockholders will offer for sale or sell any or all of the Shares covered by this Prospectus.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Finn Dixon & Herling LLP, Stamford, Connecticut. As of the date hereof, certain attorneys who are partners of, or employed by, Finn Dixon & Herling LLP, and who have provided advice with respect to this Offering, beneficially own an aggregate of 15,150 shares of Common Stock.

                                     EXPERTS

    The audited consolidated financial statements and schedules of the Company as of January 31, 1996 and 1997 and for each of the 3 fiscal years ending January 31, 1995, 1996 and 1997, incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 into this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

    A Registration Statement on Form S-3 under the Act, including amendments thereto, relating to the Shares offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof.

The Company also files periodic reports, proxy statements and other information with the Commission. A copy of the Registration Statement and such other materials may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement and other such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Copies of such documents may also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

    Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference:

         (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1997, including portions of the Company's Proxy Statement dated April 29, 1997 relating to the Company's 1997 Annual Meeting of Stockholders and portions of the Company's Annual Report to Stockholders for the fiscal year ended January 31, 1997, which are incorporated therein by reference.

         (2)  The Company's Proxy Statement dated April 29, 1997.

         (3) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997 and July 31, 1997.

         (4) The description of the Common Stock of the Company which is contained in the registration statement on Form 8-A filed by the Company on April 19, 1994.

         (5)  The Company's Current Reports on Form 8-K filed on
              April 11, 1997, April 29, 1997, May 2, 1997, May 21,
              1997, June 3, 1997 and June 5, 1997.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be incorporated by reference into this Prospectus and shall be deemed to be part of this Prospectus from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, upon request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to: Blyth Industries, Inc., 100 Field Point Road, Greenwich, Connecticut 06830 (Attention: Investor Relations Department)
(telephone: (203) 661-1926).

--------------------------------------------------------------------------------


                                1,710,746 Shares

                             BLYTH INDUSTRIES, INC.

                                  Common Stock





                                  PROSPECTUS





                                TABLE OF CONTENTS

                                                                         Page
The Company.........................................................       1
Risk Factors........................................................       2
Selling Stockholders................................................       5
Use of Proceeds.....................................................       7
Plan of Distribution................................................       7
Legal Matters.......................................................       8
Experts.............................................................       8
Available Information...............................................       8
Incorporation of Certain Documents By Reference.....................       9


                         ---------------------------

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                               October 10, 1997

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions (which will not be borne by the Registrant). All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

    SEC registration fee.............................     $13,770.21
    Printing and engraving expenses..................       2,000.00
    Legal fees and expenses..........................      10,000.00
    Accounting fees and expenses.....................       2,000.00
    Transfer agent and registrar fees................       2,000.00
    Miscellaneous                                             229.79
                                                          ----------
         Total.......................................     $30,000.00
                                                          ----------
                                                          ----------

    The foregoing fees and expenses will be borne by the Registrant.

Item 15.  Indemnification of Directors and Officers.

    Pursuant to Section 102(b)(7) of the Delaware Corporation Law (the "DGCL"), Article VI of the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") (filed as Exhibit 3.1 to the
Registrant's Registration Statement on Form S-1 (No. 33-77458)) eliminates the liability of the Registrant's directors to the Registrant or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

    Section 145 of the DGCL provides for indemnification by the Registrant of its directors and officers. In addition, Article IX, Section 1 of the Registrant's Restated By-Laws (the "By-laws") (filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (No. 33-77458)) requires the Registrant to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, the Registrant has entered into indemnity agreements with its directors (a form of which is filed as Exhibit 10.15 to the Registrant's Registration Statement on Form S-1 (No. 33-77458)), which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL.

    Reference is made to the form of Registration Rights Agreement filed as
Exhibit 4.1 to this Registration Statement which provides for indemnification of the directors and officers of the Registrant signing the Registration Statement and certain controlling persons of the Registrant against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), in certain instances by the Selling Stockholders.

    The Registrant maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries insuring such persons against liabilities, including liabilities under the securities laws.

Item 16.  Exhibits.

Exhibit No.   Description of Exhibit
    4.1       Registration Rights Agreement, dated as of May 20,
              1997, among the Registrant and the Holders named therein

    5. Opinion of Finn Dixon & Herling LLP (including the consent of such firm) regarding legality of securities being offered
    23.1 Consent of Finn Dixon & Herling LLP (included as part of its opinion filed as Exhibit 5 hereto)
    23.2 Consent of Grant Thornton LLP, independent certified public accountants
    24.1      Powers of Attorney
    24.2      Certified Resolutions

Item 17.  Undertakings.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable.
 In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                 SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on the 10th day of October, 1997.

                             BLYTH INDUSTRIES, INC.

                      By:/s/ Robert B. Goergen
                               Robert B. Goergen
                      Chairman, Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                       Title                            Date
    ---------                       -----                            ----
/s/ Robert B. Goergen               Chairman, Chief Executive        October10, 1997
-------------------------------     Officer and President,
   Robert B. Goergen                Director (Principal
                                    Executive Officer)

/s/ Howard E. Rose                  Vice President and Chief         October 10, 1997
-------------------------------     Financial Officer
   Howard E. Rose                   (Principal Financial and
                                    Accounting Officer)

/s/ Roger A. Anderson               Director                         October 10, 1997
-------------------------------
      Roger A. Anderson

/s/ John W. Burkhart                Director                         October 10, 1997
-------------------------------
      John W. Burkhart

/s/ Pamela M. Goergen               Director                         October 10, 1997
-------------------------------
      Pamela M. Goergen

/s/ Neal I. Goldman                 Director                         October 10, 1997
-------------------------------
      Neal I. Goldman

/s/ John E. Preschlack              Director                         October 10, 1997
-------------------------------
       John E. Preschlack

/s/ Roger H. Morley                 Director                         October 10, 1997
-------------------------------
        Roger H. Morley

/s/ Frederick H. Stephens, Jr.      Director                         October 10, 1997
---------------------------------
     Frederick H. Stephens, Jr.


                               Exhibit Index



Exhibit No.   Description of Exhibit                                    Page No.
-----------   ----------------------                                    --------
    4.1       Registration Rights Agreement, dated as of May 20,
              1997, among the Registrant and the Holders named
              therein

    5. Opinion of Finn Dixon & Herling LLP (including the consent of such firm) regarding legality of securities being offered

    23.1 Consent of Finn Dixon & Herling LLP (included as part of its opinion filed as Exhibit 5 hereto)

    23.2 Consent of Grant Thornton LLP, independent certified public accountants

    24.1      Powers of Attorney

    24.2      Certified Resolutions
